Exhibit T3A-1
CERTIFICATE OF INCORPORATION
LIONS GATE ENTERTAINMENT INC.
     FIRST: The name of this Corporation is LIONS GATE ENTERTAINMENT INC.
     SECOND: Its Registered Office in the State of Delaware is to be located at 15 E. North Street in the City of Dover, County of Kent Zip Code 19901. The Registered Agent in charge thereof is Paracorp Incorporated, 15 E. North Street, Dover, Delaware 19901.
     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     FOURTH: The total number of shares of stock which this corporation is authorized to issue is 1000 shares at NO par value.
     FIFTH: The name and mailing address of the incorporator are as follows:
CHRISTINA GILPIN
640 BERCUT DRIVE SUITE A
SACRAMENTO, CA 95814
     SIXTH: The Board of Directors shall have the power to adopt amend or repeal the by-laws.
     SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Not withstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director prior to such amendment.
     I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 15TH day of DECEMBER, AD 1997.

/s/ Christina Gilpin

Incorporator
Christina Gilpin
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 01/02/1998
981001008 — 2841165

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
LIONS GATE ENTERTAINMENT INC.
     LIONS GATE ENTERTAINMENT INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation, by unanimous written consent of its members filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Certificate of Incorporation of the corporation be amended by changing the FOURTH Article thereof so that, as amended, said Article shall be and read as follows:
     “FOURTH: The aggregate number of shares of all classes of stock that the corporation shall have authority to issue is twenty thousand (20,000) shares of Common Stock, no par value, of which ten thousand (10,000) will be Class A common stock and ten thousand (10,000) will be Class B common stock.”
     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Gordon Keep, its Secretary, this 27th day of December 2001.

LIONS GATE ENTERTAINMENT INC.
By:	/s/ Gordon Keep
Gordon Keep, Secretary